SCHEDULE 14A
                             (Rule 14a-101)
                INFORMATION REQUIRED IN PROXY STATEMENT

                        SCHEDULE 14A INFORMATION
      Proxy Statement Pursuant to Section 14(a) of the Securities
                          Exchange Act of 1934
                       (Amendment No.         )

 Filed by the registrant  [X]
 Filed by a party other than the registrant  [ ]
 Check the appropriate box:
[ ]  Preliminary proxy statement
[X]  Definitive proxy statement
[ ]  Definitive additional materials
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                     WAINOCO OIL CORPORATION

         (Name of Registrant as Specified in Its Charter)

                     WAINOCO OIL CORPORATION

            (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
[X] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
       14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

 (1) Title of each class of securities to which transaction applies:

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 (2) Aggregate number of securities to which transaction applies:

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 (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: /1/

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 (4) Proposed maximum aggregate value of transaction:

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[ ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

 (1) Amount previously paid:

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 (2) Form, schedule or registration statement no.:

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 (3) Filing party:

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 (4) Date filed:

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(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                       1200 Smith Street, Suite 2100
                          Houston, Texas 77002-4367


                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                May 18, 1995


To Our Shareholders:

  You are cordially invited to attend the Annual Meeting of Shareholders of Wainoco Oil Corporation (the "Company") to be held in the Granger A Room of the Doubletree Hotel at Allen Center, 400 Dallas, Houston, Texas, on Thursday, May 18, 1995 at 9:00 a.m., Houston time. Our shareholders will be asked to vote on the following proposals:

     1. The election of a Board of Directors (six members) to serve until the next Annual Meeting of Shareholders or until their successors have been elected or appointed.

     2. Ratification of the appointment of Arthur Andersen LLP, independent certified public accountants, as the Company's auditors for the ensuing year.

   Your Board strongly urges you to vote FOR the proposals. The enclosed Proxy Statement includes information relating to these proposals. Additional purposes of the meeting are to receive the reports of officers (without taking any action thereon) and to transact such other business as may properly come before the meeting or any adjournment(s) thereof.

   All shareholders of record as of the close of business on March 21, 1995 are entitled to notice of and to vote at the meeting. At least a majority of the outstanding shares of the Company is required to be present at the meeting or represented by proxy to constitute a quorum.

   The Board of Directors and management sincerely desire your presence at the meeting. Even if you expect to attend the meeting, you are requested to sign, date and return the accompanying proxy. If you attend the meeting after having returned the accompanying proxy, you may revoke your proxy, if you wish, and vote in person.

   Thank you for your support.

                                            JAMES R. GIBBS
                                             President and
                                        Chief Executive Officer
March 28, 1995
Houston, Texas

                           WAINOCO OIL CORPORATION

                        1200 Smith Street, Suite 2100

                          Houston, Texas 77002-4367


                               PROXY STATEMENT


                  SOLICITATION AND REVOCABILITY OF PROXIES

   This Proxy Statement is furnished by the Board of Directors of Wainoco Oil Corporation (the "Company") in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders to be held May 18, 1995, and at any adjournment thereof. The shares represented by the form of proxy enclosed herewith will be voted in accordance with the specifications noted thereon. If no choice is specified, said shares will be voted in favor of the proposals set forth in the notice attached hereto. The form of proxy also confers discretionary authority with respect to amendments or variations to matters identified in the notice of meeting and any other matters which may properly come before the meeting. This Proxy Statement and the enclosed proxy form are first being sent to shareholders on or about March 28, 1995.

   A shareholder who has given a proxy may revoke it as to any motion on which a vote has not already been taken by signing a proxy bearing a later date or by a written notice delivered to the Secretary of the Company in care of Harris Trust and Savings Bank, 311 West Monroe, Chicago, Illinois 60606 ("Harris") or at the offices of the Company, 1200 Smith Street, Suite 2100, Houston, Texas 77002-4367, at any time up to the meeting or any adjournment thereof, or by delivering it to the Chairman of the meeting on the day of the meeting or any adjournment thereof.

   The cost of solicitation of these proxies will be paid by the Company, including reimbursement paid to brokerage firms and other custodians, nominees and fiduciaries for reasonable costs incurred in forwarding the proxy material to and solicitation of proxies from the beneficial record owners of shares. In addition to such solicitation and the solicitation made hereby, certain directors, officers and employees of the Company may solicit proxies by fax, telex, telephone and personal interview.

                              VOTING SECURITIES

   All shareholders of record as of the close of business on March 21, 1995 are entitled to notice of and to vote at the meeting. Provided that a complete and executed form of proxy shall have been delivered to Harris prior to the meeting, any person may attend and vote that number of shares for which he holds a proxy. On March 21, 1995, the Company had 27,250,842 shares of common stock, without par value ("Common Stock"), outstanding excluding Common Stock held by the Company. The Common Stock is the only class of voting securities of the Company. The presence in person or by proxy of the holders of a majority of the issued and outstanding Common Stock, excluding Common Stock held by the Company, is necessary to constitute a quorum at this meeting. In the absence of a quorum at the meeting, the meeting may be adjourned from time to time without notice other than announcement at the meeting until a quorum shall be formed.

   Shareholders of the Company have the right to cumulate votes in the election of directors; i.e., each shareholder has the right to vote the number of shares owned for as many persons as there are directors to be elected, or to cumulate votes by giving one candidate as many votes as the number of such directors multiplied by the number of shares held shall equal, or by distributing such votes on the same principle among any number of such candidates. The persons named in the proxy solicited hereby shall have discretionary authority to cumulate votes for directors, except for those directors for which a shareholder has withheld authority on the proxy. The bylaws of the Company require that in order for any shareholder to cumulate his votes, he must give the Secretary of the Company written notice of his intent to cumulate not less than 48 hours before the meeting of shareholders at which directors will be elected. In the event that any shareholder has properly given notice of his intent to cumulate his votes, the bylaws of the Company also provide that all shareholders shall then have the right to cumulate their votes, if they so desire, without providing written notice to the Company's Secretary. On all other matters, shareholders are entitled to one vote per share.

   In the absence of cumulative voting, directors shall be elected by a plurality of the votes cast by shareholders entitled to vote in the election at a meeting at which a quorum is present. In conformity with Wyoming law and the bylaws of the Company, action regarding the ratification of the appointment of auditors will be approved if the votes cast in favor exceed the votes cast opposing such proposal. Although Wyoming law, the charter and the bylaws of the Company are silent on the matter, shares abstaining from voting or not voted on a matter will not be treated as votes cast.

                                ANNUAL REPORT

   The annual report to shareholders, including consolidated financial statements, accompanies this Proxy Statement. Such annual report does not form any part of the proxy solicitation materials.

                           PRINCIPAL SHAREHOLDERS

   The following table sets forth, as of March 1, 1995, the beneficial ownership of the Company's Common Stock, excluding Common Stock held by the Company, with respect to each person known by the Company to be the beneficial owner of more than five percent of the Company's outstanding voting securities:

                                         Amount
                                       and Nature          Percentage
                                      of Beneficial       of Shares of
              Name                      Ownership       Common Stock(/l/)
---------------------------------------------------------------------------
Lindner Fund, Inc.                      2,684,286 (/2/)         9.7
 c/o Ryback Management Corporation
 7711 Carondelet Avenue, Suite 700
 St. Louis, Missouri 63105

ICM Asset Management, Inc.              1,566,450 (/3/)         5.7
 601 W. Main Ave., Suite 917
 Spokane, WA 99201


(1) Represents percentage of outstanding shares plus shares issuable upon conversion of all convertible securities of the Company owned by such shareholder, assuming convertible securities owned by all other shareholders are not converted.

(2) Lindner Fund, Inc. ("Lindner") and Ryback Management Corporation ("Ryback") have jointly filed a Schedule 13G dated January 25, 1995 with the Securities and Exchange Commission (the "Commission") which states that Lindner and Ryback both have shared voting and shared dispositive power over all such shares, and sole voting and sole dispositive power over no shares. Includes 354,286 shares assuming conversion of the Company's convertible securities owned by Ryback.

(3) ICM Asset Management, Inc. has filed a Schedule 13G dated February 14, 1995 with the Commission which states that it has sole voting on 39,850 of the above shares and shared voting power on 584,800 shares and shared dispositive power on 1,566,450 shares.

           COMMON STOCK OWNED BY DIRECTORS AND EXECUTIVE OFFICERS

   The following table sets forth, as of March 1, 1995, the amount of Common Stock beneficially owned by: (i) each director of the Company, (ii) the Chief Executive Officer and the four most highly compensated officers other than the Chief Executive Officer; and (iii) all directors and executive officers as a group:

                                           Amount
                                         and Nature         Percentage
                                        of Beneficial      of Shares of
Name                                      Ownership      Common Stock(/1/)
--------------------------------------------------------------------------
James R. Gibbs (2). . . . . . . . . . .     370,750 (/3/)      1.36
Douglas Y. Bech (2) . . . . . . . . . .      10,000              *
Paul B. Loyd, Jr. (2) . . . . . . . . .           0              *
James S. Palmer (2) . . . . . . . . . .      40,623 (/4/)        *
Derek A. Price (2). . . . . . . . . . .       5,000 (/5/)        *
Carl W. Schafer (2) . . . . . . . . . .       5,000              *
S. Clark Johnson. . . . . . . . . . . .      96,000 (/6/)        *
Joseph G. Butera. . . . . . . . . . . .      81,500 (/7/)        *
Julie H. Edwards. . . . . . . . . . . .      55,300 (/8/)        *
George E. Aldrich . . . . . . . . . . .      82,990 (/9/)        *
Directors and executive officers
   as a group (12 persons). . . . . . .     851,143            3.06

* Less than 1%

(1) Represents percentage of outstanding shares plus (i) shares issuable upon conversion of all convertible securities of the Company owned by such shareholder, assuming convertible securities owned by all other shareholders are not converted, plus (ii) shares issuable upon exercise of all stock options owned by the individual listed that are currently exercisable or that will become exercisable within 60 days of the date for which beneficial ownership is provided in the table, assuming stock options owned by all other shareholders are not exercised. As of March 1, 1995, 27,250,842 shares of Common Stock were outstanding.

(2)  Director.

(3) Includes 321,840 shares with respect to which Mr. Gibbs has the right to acquire beneficial ownership under one of the Company's stock option plans within 60 days of the date for which beneficial ownership is provided in the table. Of the 370,750 shares that Mr. Gibbs is deemed to beneficially own, Mr. Gibbs has sole voting and sole dispositive power with respect to 48,910 shares.

(4) Includes 29,194 shares held by a private corporation of which Mr. Palmer is the sole shareholder and 11,429 shares assuming conversion of the Company's convertible securities owned by Mr. Palmer.

(5) Such shares are held by a private corporation of which Mr. Price is the sole shareholder.

(6) Includes 71,000 shares with respect to which Mr. Johnson has the right to acquire beneficial ownership under one of the Company's stock option plans within 60 days of the date for which beneficial ownership is provided in the table. Of the 96,000 shares that Mr. Johnson is deemed to beneficially own, Mr. Johnson has sole voting power and sole dispositive power with respect to 25,000 shares.

(7) Includes 61,500 shares with respect to which Mr. Butera has the right to acquire beneficial ownership under one of the Company's stock option plans within 60 days of the date for which beneficial ownership is provided in the table. Of the 81,500 shares that Mr. Butera is deemed to beneficially own, Mr. Butera has sole voting and sole dispositive power with respect to 20,000 shares. Mr. Butera's employment with the Company was terminated effective February 28, 1995.

(8) Includes 48,300 shares with respect to which Ms. Edwards has the right to acquire beneficial ownership under one of the Company's stock option plans within 60 days of the date for which beneficial ownership is provided in the table. Of the 55,300 shares that Ms. Edwards is deemed to beneficially own, Ms. Edwards has sole voting power and sole dispositive power with respect to 7,000 shares.

(9) Includes 73,460 shares with respect to which Mr. Aldrich has the right to acquire beneficial ownership under one of the Company's stock option plans within 60 days of the date for which beneficial ownership is provided in the table. Of the 82,990 shares that Mr. Aldrich is deemed to beneficially own, Mr. Aldrich has sole voting and sole dispositive power with respect to 9,530 shares.


                                 PROPOSAL 1:

                            ELECTION OF DIRECTORS

   A Board of Directors is to be elected, with each director to hold office until the next Annual Meeting of Shareholders and until his successor shall be elected or appointed. The persons whose names are set forth as proxies in the enclosed form of proxy will vote all shares over which they have control "FOR" the election of the Board of Directors' nominees, unless otherwise directed. Such persons may, in their sole discretion, cumulate the votes of shares for which they hold proxies and allocate such votes in any manner they see fit, unless otherwise directed. Although the Board of Directors of the Company does not contemplate that any of the nominees will be unable to serve, if such a situation should arise prior to the meeting, the appointed proxies will use their discretionary authority pursuant to the proxy and vote in accordance with their best judgment.

Nominees

   All of the persons listed below are members of the present Board of Directors and have consented in writing to be named in this Proxy Statement and to serve as a director, if elected.

   Mr. James R. Gibbs (50) joined the Company in February 1982 and has been President and Chief Operating Officer since January 1987. He assumed the additional position of Chief Executive Officer on April 1, 1992. Mr. Gibbs is a member of the Board of Directors of Smith International, Inc., an oil field service company; an advisory director of Frost National Bank, N.A.; and a director of Wright Killen & Co., a process engineering consulting firm. Mr. Gibbs was elected a director of the Company in 1985.

   Mr. Douglas Y. Bech (49) has been a partner in the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P. of Houston, Texas since October 1994. From May 1993 to July 1994, Mr. Bech was a partner of Gardere & Wynne, L.L.P. of Houston, Texas. From 1977 until May 1993, Mr. Bech was a partner of Andrews & Kurth L.L.P. Mr. Bech is a member of the Board of Directors of Pride Refining, Inc., the general partner of Pride Companies, L.P., a refining, products pipeline and crude gathering company; and DI Industries, Inc., a U.S. and international onshore contract drilling company. He was appointed a director of the Company in May 1993.

   Mr. Paul B. Loyd, Jr. (48) has been Chairman and Chief Executive Officer of Reading & Bates Corporation, an offshore contract drilling company, since June 1991 and has been a director of Reading & Bates since April 1991. Mr. Loyd controls one of the five general partners of BCL, a major shareholder of Reading & Bates, and has been President of Loyd & Associates, Inc., a financial consulting firm, since 1989. Mr. Loyd was Chief Executive Officer and a director of Chiles-Alexander International, Inc. from 1987 to 1989, President and a director of Griffin-Alexander Drilling Company from 1984 to 1987, and prior to that, a director and Chief Financial Officer of Houston Offshore International, all of which are companies in the offshore drilling industry.
He was appointed a director of the Company in August 1994.

   Mr. James S. Palmer (66) has been a partner in the law firm of Burnet, Duckworth & Palmer of Calgary, Alberta, Canada since 1956. Burnet, Duckworth & Palmer has been retained by the Company as its counsel regarding certain Canadian legal matters. Mr. Palmer is a member of the Board of Directors of Amerada Hess Canada Ltd., an oil and gas company; Crown Life Insurance Company; Hillcrest Resources, Ltd., an oil and gas company; Poco Petroleums Ltd., an oil and gas company; Remington Resources Ltd., an oil and gas company; Sceptre Resources Limited, an oil and gas company; Tombill Mines Limited, a diversified Canadian public holding company; Westcoast Energy Inc., a pipeline and transmission company; and Winfield Energy Ltd., an oil and gas company.
Mr. Palmer was elected a director of the Company in 1975.

   Mr. Derek A. Price (62) is President of The J.W. McConnell Family Foundation, a charitable foundation. Prior to April 1991, Mr. Price was Chairman of the Board of Directors and Chief Executive Officer of Starlaw Holdings Limited, a private investment company with holdings principally in the areas of financial services, real estate and manufacturing. Mr. Price was elected a director of the Company in 1987.

   Mr. Carl W. Schafer (59) has been the President of the Atlantic Foundation, a charitable foundation which mainly supports oceanographic research, since 1990. From 1987 until 1990, Mr. Schafer was a principal of the investment management firm of Rockefeller & Co., Inc. Mr. Schafer presently serves on the Board of Directors of the Kidder, Peabody Group of Mutual Funds, a registered investment company; Electronic Clearing House, Inc., an electronic financial transactions processing company; Evans Systems, Inc., a fuel distribution, convenience store and diversified company; Bio Techniques Laboratories, Inc., an agricultural biotechnology company; International Agritech Resources, Inc., a publishing and consulting firm in the biotechnology industry; Ardic Exploration & Development, an oil and gas company; and Hidden Lake Gold Mines, Ltd. Mr. Schafer was elected a director of the Company in 1984.


The Board of Directors and Its Committees

   The Board of Directors met four times in 1994, during which each incumbent director of the Company (except Mr. Price) attended 75 percent or more of the aggregate number of meetings of the Board of Directors and meetings held by committees of the Board on which he served. The Board of Directors has standing audit, compensation, safety and environmental, executive and nominating committees that are composed of directors of the Company.

   Audit Committee: The Audit Committee is comprised of three outside directors, currently Messrs. Loyd, Price and Schafer. The Audit Committee's functions include recommendations concerning the engagement of independent public accountants, reviewing with the independent public accountants the plan and results of the audit engagement, approving professional services provided by the independent public accountants, reviewing the independence of the independent public accountants, considering the range of audit and non-audit fees and reviewing the adequacy of the Company's internal accounting controls. The Audit Committee met twice during 1994.

   Compensation Committee: The Compensation Committee is comprised of three outside directors, currently Messrs. Bech, Palmer and Schafer. The Compensation Committee's functions include the approval of officers' salaries and administration of all of the Company's employee benefit plans. The Compensation Committee met twice during 1994.

   Safety and Environmental Committee: The Safety and Environmental Committee is comprised of three members of the Board of Directors, currently Messrs. Bech, Gibbs and Price. The Safety and Environmental Committee's functions include the adoption and review of the Company's safety, health and environmental policies and programs. The Safety and Environmental Committee was formed but did not meet during 1994.


   Executive Committee: The Executive Committee is comprised of Mr. Gibbs and two outside directors, currently Messrs. Palmer and Price. The Executive Committee functions in the place of the Board of Directors between regular meetings of the Board and has all the power and authority of the Board of Directors, except for certain matters that may not be delegated under the Company's bylaws. The Executive Committee did not meet during 1994.

   Nominating Committee: The Nominating Committee is comprised of three members of the Board of Directors, currently Messrs. Gibbs, Palmer and Schafer. The purpose of the committee is to review possible candidates for the Board of Directors and recommend nomination of appropriate candidates by the Board. The Nominating Committee met telephonically once during 1994.

   Pursuant to the Company's bylaws, nominations for candidates for election to the Board of Directors may be made by any shareholder entitled to vote at a meeting of shareholders called for the election of directors. Nominations made by a shareholder must be made by giving notice of such in writing to the Secretary of the Company before the later to occur of (i) 60 days prior to the date of the meeting of shareholders called for the election of directors or
(ii) ten days after the Board first publishes the date of such meeting. Such notice shall include all information concerning each nominee as would be required to be included in a proxy statement soliciting proxies for the election of such nominee under the Securities Exchange Act of 1934, as amended (the "1934 Act"). Such notice shall also include a signed consent of each nominee to hold office until the next Annual Meeting of Shareholders or until his successor shall be elected or appointed.

Compensation of Directors

   During 1994, directors' fees aggregated $136,250. Directors' fees are presently $1,666.67 per month and $1,250.00 for each Board meeting attended, plus $500.00 for any committee meeting attended. No member of the Board of Directors was paid any remuneration in 1994 for his service as a director of the Company other than pursuant to the standard compensation arrangement for directors. Directors who are officers of the Company do not receive any compensation for their services as a director. The Company reimburses its directors for travel expenses incurred in attending Board meetings. Burnet, Duckworth & Palmer, a law firm of which Mr. Palmer is a partner, is retained by the Company as its counsel for certain Canadian legal matters. Akin, Gump, Strauss, Hauer & Feld, L.L.P., a law firm of which Mr. Bech is a partner, is retained by the Company as its counsel for certain U.S. legal matters.

                                 PROPOSAL 2:

                   RATIFICATION OF APPOINTMENT OF AUDITORS

   The Board of Directors recommends the ratification of the appointment of Arthur Andersen LLP as independent auditors for the Company for the year ending December 31, 1995. This firm has served in such capacity since 1974 and is familiar with the Company's affairs and financial procedures. Their appointment as auditors for the year ended December 31, 1994 was approved by the shareholders at the last Annual Meeting on May 10, 1994.

   Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions from those attending the meeting.

                               OTHER BUSINESS

   The Board of Directors of the Company knows of no matters expected to be presented at the Annual Meeting other than those described above; however, if other matters are properly presented to the meeting for action, it is intended that the persons named in the accompanying form of proxy, and acting thereunder, will vote in accordance with their best judgment on such matters.


                        EXECUTIVE AND OTHER OFFICERS

Set forth below are the executive officers of the Company along with the age (as of March 31, 1995) and office held by each officer.

   Mr. James R. Gibbs (50) is President and Chief Executive Officer. Information about Mr. Gibbs is included on page five with the information on nominees for the Board.

   Ms. Julie H. Edwards (36) joined the Company in March 1991 as Vice President-Secretary & Treasurer. She was promoted to Senior Vice
President-Finance & Chief Financial Officer in August 1994. From 1985 to February 1991, she was employed by Smith Barney, Harris Upham & Co. Inc. in the Corporate Finance Department. Prior to 1985, she was employed by Amerada Hess Corporation and American Ultramar, Ltd., which are oil companies, as a geologist.

   Mr. S. Clark Johnson (49) is Senior Vice President-Refining Operations and serves as president of the refining subsidiaries of the Company. He has over 25
years of experience in refining and marketing.   Prior to joining the Company,
Mr. Johnson served as Senior Vice President-Marketing, Supply & Terminals at Kerr-McGee Refining Corporation since 1990. In 1989, Mr. Johnson served as President of Coastal Mart, Inc., a retail subsidiary of Coastal Corporation. Previously, Mr. Johnson was with Tenneco Oil Company for 20 years where he held numerous positions, including Vice President-Retail Marketing from 1987 to 1988.

   Mr. Robert D. Jones (45) joined the Company as Vice President in April 1991. He was promoted to Senior Vice President, Canadian Oil & Gas Operations in August 1993. He has over 19 years experience in oil and gas exploration throughout western Canada including employment with Imperial Oil Ltd.; Mobil Oil Canada, Ltd.; Home Oil Company Limited; and Coseka Resources Ltd., an oil and gas company, where he served as Vice President-Exploration.

   Mr. George E. Aldrich (48) joined the Company in June 1982 and was appointed Vice President-Controller in May 1983.

   Mr. Gerald B. Faudel (45) was appointed to a newly-created position, Vice President-Safety and Environmental Affairs, in November 1993. Mr. Faudel has been employed by Frontier since October 1989 as Director of Safety, Environmental and External Affairs. Prior to October 1989, Mr. Faudel was employed with Tosco Corporation's Avon Refinery as Manager of Hazardous Waste and Wastewater Programs.

   Mr. Grant F. Rice (42) joined the Company in April 1978 and was appointed Vice President in February 1995. He will be responsible for investor services, as well as oversee certain contract matters of the Company. Previously, Mr. Rice has served since 1984 as Vice President-Land of the Company's U.S. oil and gas subsidiary.


       REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

   All members of the Compensation Committee are independent, non-employee directors. The Committee regularly reviews and, with any changes it believes appropriate, approves the Company's executive compensation program. An independent compensation consultant employed by KPMG Peat Marwick and formerly employed by Towers Perrin has been retained by the Committee and has advised the Committee on all compensation matters since 1988. The Company's executive compensation program is structured to help the Company achieve its business objectives by:

  - setting levels of compensation designed to attract and retain key executives;
  - providing incentive compensation that varies directly with both Company performance and individual contribution to that performance; and
  - linking compensation to financial targets which affect short and long term share price performance.

Compensation Program Components

   The particular elements of the compensation program for executive officers are further explained below.

   Base Salary. Base pay levels are largely determined through comparisons with a peer group of companies of similar size, activity and complexity to the Company as determined by KPMG Peat Marwick and which companies are included in the Peer Group Index in the graph on page 14. The relative stock price performance of the Company compared to the peer group is one factor used in determining compensation. In addition, salaries are based on the Company's recent performance and on individual performance contributions within a competitive salary range for each position that is established through job evaluation and market comparisons. Base pay levels for the executive officers are generally in the middle of a competitive range of salaries.

   Annual Incentive Compensation. The Company's officers and certain other employees are eligible to participate in an annual incentive compensation plan with awards based primarily on the attainment of certain earnings, cash flow and reserve replacement goals established by the Company's annual budget, which is approved by the Board of Directors. The objective of this incentive plan is to deliver competitive levels of compensation for the attainment of financial targets that the Committee believes are important determinants of share price over time. In 1992, although the Company met its budget objective, no awards were made due to a net loss for the year. In 1993, the Company both exceeded its budget earnings and cash flow objectives and was profitable. In 1994, the Company again exceeded its budget cash flow, although earnings were negatively impacted by a year-end charge related to the U.S. oil and gas properties which were being disposed of. Accordingly, awards were made to many employees. The specific amount paid to each employee was determined at the discretion of the Compensation Committee, generally as a percentage of base salary determined by relative ability to influence the results of the Company and individual performance.

   Stock Option Program. The Committee strongly believes that by providing those persons who have substantial responsibility for the management and growth of the Company with an opportunity to increase their ownership of the Company stock, the best interests of the shareholders and executives will be closely aligned. Therefore, executives and managers are eligible to receive stock options from time to time at the discretion of the Compensation Committee, giving them the right to purchase shares of Common Stock at a specified price in the future. The number of stock options granted to executive officers is based on such officer's ability to influence the Company's performance as determined by the Compensation Committee.

CEO Compensation

   In accordance with the discussion above of the Company's philosophy for executive compensation, a significant portion of the compensation for the Chief Executive Officer is based upon the Company's performance. Mr. Gibbs, who has served as Chief Executive Officer since April 1992 joined the Company in 1982 and has served in a number of executive positions. Up to one third of Mr. Gibbs' total compensation is tied to the performance of the Company. Although Mr. Gibbs assumed the additional responsibilities of Chief Executive Officer during 1992, his 1992 annual salary of $300,000 was equal to his 1991 salary and less than his 1990 salary and incentive award. Mr. Gibbs' compensation, both salary and incentive award, was significantly increased in 1993 and 1994 in recognition of the improvement of the Company's performance and increased complexity. As is reflected in the Summary Compensation Table, Mr. Gibbs also participated in the Company's savings plans.

                                   Compensation Committee Members:


                                           James S. Palmer
                                           Douglas Y. Bech
                                           Carl W. Schafer

               EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Compensation

   The following table sets forth information regarding compensation earned by the Company's Chief Executive Officer and the four most highly compensated officers other than the Chief Executive Officer for services rendered in all capacities to the Company and its subsidiaries in the years 1992 through 1994.


                         SUMMARY COMPENSATION TABLE

                                                 Long Term Compensation
                                              ----------------------------
                       Annual Compensation         Awards
                       -------------------    -----------------
                                              Other
                                              Annual  Restricted
                                              Compen-   Stock     Options/        LTIP        All Other
     Name and                Salary   Bonus   sation    Awards       SARS        Payouts   Compensation(/1/)
Principal Position     Year    ($)     ($)      ($)      ($)         (#)           ($)             ($)
------------------------------------------------------------------------------------------------------------
James R. Gibbs         1994  395,000 197,500      0     96,708       40,000          0         77,975 (/2/)
 President and Chief   1993  375,000 122,000      0          0       75,000          0         48,395
 Executive Officer     1992  300,000       0      0          0       87,000          0          8,728

Joseph G. Butera       1994  210,000       0      0    102,500            0          0         42,418 (/3/)
 Senior Vice President 1993  200,000  30,000      0          0       25,000          0         25,165
 Manager of United
   States              1992  193,000       0      0          0        8,200          0          8,728
 Exploration and
   Production

S. Clark Johnson       1994  242,000  84,700      0          0       25,000          0         38,885 (/4/)
 Senior Vice President 1993  230,000  70,000      0          0       25,000          0         67,653
 Refining Operations   1992  135,000       0      0          0       50,000          0          1,688

Julie H. Edwards       1994  170,666  58,100      0          0            0          0         20,995 (/5/)
 Senior Vice President
   -Finance & Chief    1993  158,000  31,000      0          0       29,000          0         19,639
   Financial Officer   1992  140,667       0      0          0            0          0          8,376

George E. Aldrich      1994  158,000  47,400      0     44,076       18,000          0         28,200 (/6/)
 Vice President
   -Controller         1993  150,000  29,500      0          0       14,900          0         18,414
                       1992  145,000       0      0          0       22,000          0          8,728


(1) Includes amounts contributed under the Company's retirement/savings plans, deferred compensation plan and premiums paid by the Company for individual life insurance. Detail is given in the following five notes.

(2) Mr. Gibbs' Other Compensation includes $16,182 of Company contribution to his retirement/savings plan account, $55,644 of Company contribution to his retirement/savings plan account through a deferred compensation program and $6,149 of life insurance premiums paid by the Company.

(3) Mr. Butera's Other Compensation includes $16,182 of Company contribution to his retirement/savings plan account, $23,100 of Company contribution to his retirement/savings plan account through a deferred compensation program and $3,136 of life insurance premiums paid by the Company.

(4) Mr. Johnson's Other Compensation includes $16,182 of Company contribution to his retirement/savings plan account, $19,440 of Company contribution to his retirement/savings plan account through a deferred compensation program and $3,263 of life insurance premiums paid by the Company. Mr. Johnson also has an employment agreement with the Company (see "Employment Agreement").

(5) Ms. Edwards' Other Compensation includes $16,182 of Company contribution to her retirement/savings plan account, $3,100 of Company contribution to her retirement/savings plan account through a deferred compensation program and $1,713 of life insurance premiums paid by the Company.

(6) Mr. Aldrich's Other Compensation includes $16,182 of Company contribution to his retirement/savings plan account, $9,790 of Company contribution to his retirement/savings plan account through a deferred compensation program and $2,228 of life insurance premiums paid by the Company.

Stock Options

   The Company currently maintains two stock option plans in which employees are eligible to participate, pursuant to which options to purchase shares of Common Stock are outstanding or available for future grants. The purpose of the stock option plans is to advance the best interest of the Company by providing those persons who have substantial responsibility for the management and growth of the Company with additional incentive by increasing their proprietary interest in the success of the Company.

                            OPTION GRANTS IN 1994

                  Individual Grants
----------------------------------------------------------------------
                                   Percent of                              Potential Realizable
                                      Total                                  Value at Assumed
                        Number of    Options                               Annual Rates of Stock
                        Options    Granted to     Exercise                Price Appreciation for
                      Granted(/1/)  Employees       Price   Expiration         Option Term(/2/)
Name                       (#)       in 1994       ($/sh)      Date           5%         10%
------------------------------------------------------------------------------------------------

James R. Gibbs. . . .    40,000        17.9        $4.875     2/21/99      $53,875    $119,049
Joseph G. Butera. . .         0         0.0             -           -            -           -
S. Clark Johnson. . .    25,000        11.2         4.875     2/21/99       33,672      74,406
Julie H. Edwards. . .         0         0.0             -           -            -           -
George E. Aldrich . .    18,000         8.1         4.875     2/21/99       24,244      53,572


(1) Mr. Gibbs' and Mr. Aldrich's options were 100% exercisable on their grant date (2/22/94). Mr. Johnson's options are exercisable according to the following schedule: 2/22/94-2/21/95 - 20%, 2/22/95-2/21/96 - 40%,
     2/22/96-2/21/97 - 70%, 2/22/97 and thereafter - 100%.

(2) Based on five year original option term and annual compounding from date of original option grant at 5% and 10%, respectively. The values reflected in these columns reflect growth rate assumptions prescribed by the Commission. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the Common Stock's performance and overall market conditions. There can be no assurance that the amounts reflected in this table will be achieved.

                    AGGREGATE OPTION EXERCISES IN 1994
                  AND OPTION VALUES AT DECEMBER 31, 1994

                     Shares               Number of Securities         Value of Unexercised
                   Acquired on   Value    Underlying Unexercised      In-the-Money Options at
                    Exercise   Realized  Options at Dec. 31, 1994        Dec. 31, 1994 ($)
Name                   (#)        ($)    Exercisable/Unexercisable    Exercisable/Unexercisable(/1/)
-----------------------------------------------------------------------------------------------------
James R. Gibbs. .       0          0         290,800/25,200               68,650/12,600
Joseph G. Butera.       0          0          54,000/15,000                 5,000/7,500
S. Clark Johnson.       0          0          50,000/50,000               51,875/24,375
Julie H. Edwards.       0          0          31,600/23,400                 6,550/9,825
George E. Aldrich       0          0           67,800/4,200                13,225/2,100


(1) The market value of the Company's Common Stock on December 30, 1994 was $4.75 based on the closing sale price on December 30, 1994.


Retirement Plan

   During 1994, officers of the Company participated in the pension plan of Wainoco Oil & Gas Company (the "Pension Plan") on the same basis as other eligible employees. The Pension Plan, which was terminated effective December 31, 1994, was designed to qualify under Section 401(a) of the Internal Revenue Service Code of 1986, as amended (the "Code"). All benefit accruals ceased as of December 31, 1994. The annual accrued benefits under the Pension Plan as of December 31, 1994 are as follows: Mr. Gibbs, $32,573; Mr. Butera, $9,393; Ms. Edwards, $4,202 and Mr. Aldrich, $16,665.

Employment Agreement

   When Mr. Johnson joined the Company in May 1992, he and the Company entered into an employment agreement which provides that, in event of his termination without just cause, Mr. Johnson is entitled to severance compensation of two times his base salary during the first two years after commencement of his employment and an amount equal to his base salary during the next three years of his employment by the Company. His base salary was initially set at $225,000 per year subject to change on an annual basis as may be agreed to between Mr. Johnson and the Company. In addition, the employment agreement provided an award of 50,000 stock options when Mr. Johnson joined the Company. In the event of termination without just cause, these options, plus any other options which may have been granted to Mr. Johnson by that time, are entitled to accelerated vesting rights. In the event of termination for just cause, the terms of Mr. Johnson's employment agreement cease to be binding on the Company.

         Comparison of 5 Year Cumulative Total Return of the Company, Peer Group Index and Broad Market Index

                    [Graph Appears Here]

COMPANY              1989     1990     1991     1993     1993     1994
WAINOCO OIL CO        100     62.50    40.91    32.95    35.23    43.18
INDUSTRY INDEX        100     86.49    90.30    85.74   102.16   107.06
BROAD MARKET          100     95.92   124.02   129.96   147.56   144.69

Assumes $100 invested December 31, 1989 in the Company's Common Stock, the 3-digit SIC code Index of Crude Petroleum and Natural Gas Companies (approximately 210 companies) as published by Media General Financial Services, Inc. and the New York Stock Exchange Market Index.


         COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   Members of the Compensation Committee are Messrs. Palmer, Bech and Schafer. No member of the Compensation Committee of the Board of Directors of the Company was, during 1994, an officer or employee of the Company or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries or had any relationships requiring disclosure by the Company under item 404 of Regulation S-K.

   During 1994, no executive officer of the Company served as (i) a member of the Compensation Committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on the Compensation Committee of the Board of Directors, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee of the Company, or (iii) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of the Company.

                        SECTION 16 FILINGS DISCLOSURE

   Section 16(a) of the 1934 Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Officers, directors and greater than ten-percent shareholders are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

   To the Company's knowledge, based solely on review of the Company's copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1994, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with.

                            SHAREHOLDER PROPOSALS

   Shareholder proposals to be presented at the next Annual Meeting of Shareholders must be in writing and received at the Company's principal executive offices by the Secretary no later than November 27, 1995 in order to be included in the next year's proxy statement.

                                MISCELLANEOUS

   All information contained in this Proxy Statement relating to the occupations, affiliations and securities holdings of directors and officers of the Company and their relationship and transactions with the Company is based upon information received from directors and officers. All information relating to any beneficial owners of more than 5% of the Company's Common Stock is based upon information contained in reports filed by such owner with the Commission.


                                       By Order of the Board of Directors,




                                            JULIE H. EDWARDS
                                       Senior Vice President-Finance &
                                       Chief Financial Officer

March 28, 1995
Houston, Texas